Exhibit 10.13

Execution Version

VINEBROOK HOMES TRUST, INC.

2018 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of this 2018 Long Term Incentive Plan is to enable the Company and its Affiliates and Subsidiaries to attract and retain directors, officers and other key employees and advisors and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan:

(a) “Advisor” means NexPoint Real Estate Advisors V, L.P., or any subsequent external advisor to the Company hired to perform similar services.

(b) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion. For purposes of this Plan, “Affiliate” includes the Advisor and the Operating Partnership.

(c) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(d) “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(e) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(h) “Change in Control” has the meaning set forth in Section 13 of this Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j) “Committee” means a committee of the Board designated by the Board to administer the Plan pursuant to Section 11 of this Plan and, to the extent no such committee is designated, all references in this Plan to the “Committee” will be deemed to be references to the Board.

(k) “Company” means VineBrook Homes Trust, Inc., a Maryland corporation, and its successors.

(l) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Profits Interest Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m) “Director” means a member of the Board.

(n) “Effective Date” means the date this Plan is approved by the Shareholders of the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units, Profits Interest Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, Affiliates, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)

Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit – these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)

Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity; total shareholder return; stock price appreciation);

(iv)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues);

(v)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio); and

(vi)

REIT Operating Metrics (e.g., funds from operations, adjusted funds from operations, funds from operations per share, adjusted funds from operations per share, net operating income; same store results; growth in rent or units rented, goals relating to acquisition or divestitures).

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(s) “Market Value per Share” means, as of any particular date, the closing price of a Share as reported for that date on the New York Stock Exchange or, if the Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t) “Operating Partnership” means VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership.

(u) “OP Interests” means limited partnership interests in the Operating Partnership that may be exchanged or redeemed for Shares on a one-for-one basis, or any profits interest in the Operating Partnership that may be exchanged or converted into LTIP partnership interests.

(v) “Optionee” means the optionee named in an Award Agreement evidencing an outstanding Option Right.

(w) “Option Price” means the purchase price payable on exercise of an Option Right.

(x) “Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(y) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Affiliate or Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Affiliate or Subsidiary that are equivalent to those typically provided by an employee, or (iii) a Director.

(z) “Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

(aa) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(bb) “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 8 of this Plan.

(cc) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(dd) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the Exchange Act as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(ee) “Plan” means this VineBrook Homes Trust, Inc. 2018 Long Term Incentive Plan.

(ff) “Profits Interest Units” means, to the extent authorized by the Partnership Agreement, a unit of the Operating Partnership that is granted pursuant to Section 9 of this Plan and is intended to constitute a “profits interest” within the meaning of the Code.

(gg) “Restricted Stock” means Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(hh) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Shares, cash or a combination thereof at the end of a specified period.

(ii) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(jj) “Shareholder” means an individual or entity that owns one or more Shares.

(kk) “Shares” means the shares of Class A Common Stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(ll) “Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Appreciation Right, respectively.

(mm) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (as defined in Treasury Regulation §1.421-1(i)) in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(nn) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(oo) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Shares available under the Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) Profits Interest Units, (F) awards contemplated by Section 10 of this Plan, or (G) dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate of 10% of the number OP Interests outstanding at the time of measurement, with a minimum of 435,575 Shares (the “Share Reserve”). The Share Reserve will automatically increase on January 1st of each year, for a period of not more than five years, commencing on January 1st of the year following the Effective Date in an amount equal to 10% of the total number of OP Interests outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of OP Interests than would otherwise occur pursuant to the preceding sentence. Such shares will be shares of original issuance.

(ii)	The aggregate number of Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one Share for every one Share subject to an award granted under this Plan.

(b) Share Counting Rules.

(i)

If any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available under Section 3(a)(i) above.

(ii)

Subject to Section 12 hereof, each Profits Interest Unit issued pursuant to an Award Agreement shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under this Plan as set forth in Section 3(a)(i) above and for purposes of calculating the Individual Participant Limit set forth in Section 3(d) hereof.

(iii)

Notwithstanding anything to the contrary contained herein: (A) Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added back to the aggregate number of Shares available under Section 3(a)(i) above; (B) Shares withheld by the Company or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Shares available under Section 3(a)(i) above; (C) Shares subject to an Appreciation Right that are not actually issued in connection with its settlement of Shares on exercise thereof will not be added back to the aggregate number of Shares available under Section 3(a)(i) above; and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added back to the aggregate number of Shares available under Section 3(a)(i) above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate limit under Section 3(a)(i) above.

(c) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed the Share Reserve.

(d) Individual Participant Limits. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 50,000 Shares during any calendar year.

(ii)	No non-employee Director will be granted, in any period of one calendar year, awards under the Plan having an aggregate maximum value in excess of $250,000.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (i) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such Option Rights are not assumed or converted into replacement awards in a manner described in the Award Agreement.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant; provided, that, in the case of Incentive Stock Options granted to 10% Shareholders, no such Option Right shall be exercisable more than 5 years from the Date of Grant.

(k) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l) Each grant of Option Rights will be evidenced by an Award Agreement. Each Award Agreement will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)

Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (A) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Award Agreement.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)

Each grant of Appreciation Rights will be evidenced by an Award Agreement, which Award Agreement will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)

Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vest upon the achievement of Management Objectives may not terminate sooner than after one year.

(f) Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (i) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such Restricted Stock is not assumed or converted into replacement awards in a manner described in the Award Agreement.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Stock will be evidenced by an Award Agreement and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the applicable Restriction Period may not be a period of less than one year.

(c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(d) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale will be subject to a Restriction Period of not less than one year.

(e) Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (i) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Award Agreement.

(f) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(g) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Shares or cash, or a combination thereof.

(h) Each grant or sale of Restricted Stock Units will be evidenced by an Award Agreement and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (with respect to each Performance Share or Performance Unit not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (i) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such Cash Incentive Awards, Performance Shares or Performance Units are not assumed or converted into replacement awards in a manner described in the Award Agreement.

(c) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Shares, shares of Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Award Agreement and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Profits Interest Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Profits Interest Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Profits Interest Units to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b) Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Operating Partnership (i) in the Participant’s capacity as a partner of the Operating Partnership, (ii) in anticipation of the Participant becoming a partner of the Operating Partnership (to the extent not already a partner), or (iii) as otherwise determined by the Committee, provided that the Profits Interest Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.

(c) Any grant of Profits Interest Units may specify Management Objectives that must be achieved as a condition to the vesting of such Profits Interest Units. Upon vesting, such Profits Interest Units shall become nonforfeitable, except for events that constitute cause.

(d) Each grant will specify the period or periods of continuous employment or service by the Participant with the Company or any Subsidiary that is necessary before the Profits Interest Units or installments thereof will vest; provided no grant of Profits Interest Units may become exercisable sooner than after one year.

(e) Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of Profits Interest Units may provide for the earlier vesting of such Profits Interest Units, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (i) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such Profits Interest Units are not assumed or converted into replacement awards in a manner described in the Award Agreement.

(f) Each grant of Profits Interest Units will be evidenced by an Award Agreement. Each Award Agreement will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

10. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company, and awards that are membership interests in a Subsidiary or Operating Partnership, and OP Interests. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c) The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.

(e) Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control only where either (i) within a specified period the

Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such awards are not assumed or converted into replacement awards in a manner described in the Award Agreement.

11. Administration of this Plan.

(a) This Plan will be administered by the Committee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards.

12. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Profits Interest Units granted hereunder and, if applicable, in the number of Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Award Agreement made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i)

any Person becomes a Beneficial Owner (as such term is defined in the Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of either (A) 50.1% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50.1% or more of the combined Voting Power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (ii) below);

(ii)

the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50.1% of, respectively, the then outstanding shares of common stock and the combined Voting Power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or

Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries) (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50.1% or more of the total common stock or 50.1% or more of the total Voting Power of the outstanding voting securities eligible to elect directors of the Surviving Entity (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iii)	approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company.

14. Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.

15. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

16. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Profits Interest Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption) or (ii) by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Profits Interest Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

17. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the market value of such Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Shareholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares, Performance Units or Profits Interest Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares, Performance Units or Profits Interest Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 19(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 12 above, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

21. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan after the fifth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

22. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 22(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

23. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by Shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) above will be added to the aggregate limit contained in Section 3(a)(i) of the Plan.

24. REIT Status. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No award shall be granted or awarded, and with respect to any award granted under this Plan, such award shall not vest, be exercisable or be settled: (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the share ownership limit or any other limitation on ownership or transfer prescribed by the Company’s charter, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

[Remainder Intentionally Left Blank]

The foregoing is hereby acknowledged as being the 2018 Long Term Incentive Plan as adopted by the Board on November 1, 2018, and by the Shareholders on November 1, 2018.

VINEBROOK HOMES TRUST, INC.

By:	/s/Matt McGraner
Name:	Matt McGraner
Title:	Secretary